Response to Item 77I

Calvert Floating-Rate Advantage Fund
The Fund began issuing shares during the period. The terms of these share classes are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.

Calvert Ultra-Short Duration Income
NextShares
The Fund began issuing shares during the period. The terms of these share classes are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.